Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS
— Revenues Increase 19%, Net Income Rises 29%, EPS Up 36% —
— Strong New Order Activity Also Drives Growth in Contract Backlog —
(Dulles, VA 19 April 2007) — Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the first quarter of 2007. Orbital’s first quarter revenues increased 19% to $228.2 million in 2007, compared to $192.2 million in 2006. The company’s first quarter operating income rose 10% to $17.5 million in 2007, as compared to $16.0 million in 2006. First quarter net income increased 29% to $11.5 million in 2007, compared to $8.8 million in 2006, and diluted earnings per share increased to $0.19, compared to $0.14 in the first quarter of 2006. Orbital reported first quarter 2007 free cash flow* of $3.9 million compared to free cash flow of $22.6 million in the first quarter of 2006.
Commenting on Orbital’s first quarter 2007 results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “Orbital began 2007 with solid financial results in the first quarter, posting strong revenue growth in each of our three reporting segments. The ramp-up of contract activity on NASA’s Orion human spacecraft program and expansion of commercial satellite manufacturing work led the growth in the quarter.” Mr. Thompson added, “With exceptional new order volume during the quarter, which was highlighted by three firm commercial satellite awards, we continue to be very optimistic about Orbital’s outlook for 2007.”

* “Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measure.”
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Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Reports First Quarter 2007 Financial Results

Financial Highlights
Summary financial results were as follows (in millions, except per share data):

	First Quarter
	2007	2006

Revenues	$228.2	$192.2
Operating Income	17.5	16.0
Net Income	11.5	8.8
Diluted Net Income per Share	$0.19	$0.14
Revenues
Revenues by segment for the first quarter were as follows (in millions):

	First Quarter
	2007	2006

Launch Vehicles	$88.2	$78.8
Satellites and Space Systems	130.6	107.5
Transportation Management Systems	10.3	7.9
Eliminations	(0.9)	(2.0)

Total Revenues	$228.2	$192.2
Orbital’s first quarter 2007 revenues were $228.2 million, up 19% over first quarter 2006 revenues of $192.2 million. This increase was primarily due to a 21% increase in satellites and space systems segment revenues largely driven by contract activity on NASA’s Orion program which began in late 2006. An increase in technical services revenues, primarily due to a new contract, and growth in communications satellites revenues also contributed to the increase in satellites and space systems segment revenues. Launch vehicles segment revenues increased 12% primarily due to higher revenues from target vehicles, largely driven by increased activity on the company’s Coyote supersonic ramjet target vehicle program for the U.S. Navy, along with expanded activity in the interceptor and space launch vehicle product lines. Transportation management systems segment revenues increased 29% primarily due to an increase in product sales supporting follow-on and replacement demand for public transit fleet management systems.
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Orbital Reports First Quarter 2007 Financial Results

Operating Income
Operating income by segment for the first quarter was as follows (in millions):

	First Quarter
	2007	2006

Launch Vehicles	$7.9	$9.1
Satellites and Space Systems	8.9	6.5
Transportation Management Systems	0.7	0.4

Total Operating Income	$17.5	$16.0
Orbital reported operating income of $17.5 million in the first quarter of 2007, up 10% over the first quarter of 2006. This growth was primarily due to a 38% increase in satellites and space systems segment operating income that was mainly attributable to the Orion program, in addition to growth in the segment’s other product lines. Operating income decreased in the launch vehicles segment primarily due to a decline in Pegasus launch vehicle program revenues and profitability which more than offset profit growth from other programs in this segment. Transportation management systems segment operating income nearly doubled quarter-over-quarter primarily due to an increase in income from product sales supporting follow-on and replacement orders for public transit fleet management systems.
Net Income and Earnings Per Share
Interest expense for the first quarter of 2007 decreased to $1.1 million compared to $3.1 million in the first quarter of 2006 as a result of the company’s December 2006 debt refinancing transaction. Interest and other income increased to $3.0 million in the first quarter of 2007, compared to $2.4 million in the first quarter of 2006, attributable to higher interest income on short-term cash investments.
Diluted weighted-average shares outstanding decreased to 60.9 million in the first quarter of 2007 compared to 62.3 million in the first quarter of 2006, mainly due to share repurchases made by the company in 2006.
Net income for the first quarter of 2007 was $11.5 million, or $0.19 diluted earnings per share, as compared to $8.8 million, or $0.14 diluted earnings per share, in the first quarter of 2006.
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Orbital Reports First Quarter 2007 Financial Results

Cash Flow and Balance Sheet
The company reported free cash flow of $3.9 million for the first quarter of 2007. Orbital’s unrestricted cash balance was $207.1 million as of March 31, 2007. The company’s cash flow was as follows (in millions):

First Quarter
2007
Net Cash Provided by Operating Activities	$7.6
Capital Expenditures	(3.7)

Free Cash Flow	3.9
Proceeds from Issuance of Common Stock and Other	3.4

Net Increase in Cash	7.3
Beginning Cash Balance	199.8

Ending Cash Balance	$207.1
Summary balance sheet data as of March 31, 2007 was as follows (in millions):

Assets		Liabilities and Equity
Cash	$207.1	Short-Term Debt	$0.5
Other Current Assets	256.7	Other Current Liabilities	192.7
Property and Equipment	92.9	Long-Term Debt	143.8

Goodwill	55.5	Total Liabilities	337.0
Other Assets	138.2	Stockholders’ Equity	413.4

Total Assets	$750.4	Total Liabilities and Equity	$750.4
New Business Highlights
During the first quarter of 2007, Orbital received approximately $160 million in new firm contract bookings and $370 million in new option contract bookings. In addition, the company received approximately $170 million of option exercises under existing contracts. As of March 31, 2007, the company’s firm contract backlog was approximately $1.89 billion, and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $3.72 billion, representing increases of 37% and 28%, respectively, compared to backlog figures as of March 31, 2006.
Operational Highlights
In the first quarter of 2007, Orbital carried out two major space missions and delivered several other rocket and satellite systems for future deployment. In March, Orbital successfully launched two missile defense-related target vehicles, including an aircraft-launched SRALT mission and a Minotaur II target vehicle in support of advanced sensor testing by the U.S. Missile Defense Agency. The company also delivered two satellites for upcoming space missions, consisting of NASA’s AIM atmospheric science satellite that is due to be launched in
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Orbital Reports First Quarter 2007 Financial Results

late April and the space agency’s Dawn spacecraft, Orbital’s first planetary mission that is scheduled for a late June launch. The company delivered two Orbital Boost Vehicle missile defense interceptors during the quarter as well.
For the remainder of 2007, Orbital expects to carry out up to 24 major launch vehicle and spacecraft missions and to complete and deliver an additional 12 satellites and launch vehicles for future deployment.
2007 Financial Guidance
The company has revised its financial guidance for full-year 2007, increasing its outlook for revenues and earnings per share and maintaining its targets for operating margin and cash flow as follows:

Full Year 2007	Current	Previous
Revenues (in millions)	$900 - $925	$880 - $900
Operating Income Margin	8.25% - 8.75%	8.25% - 8.75%
Diluted Earnings Per Share	$0.77 - $0.82	$0.75 - $0.80
Free Cash Flow (in millions)	$55 - $60	$55 - $60
Disclosure of Non-GAAP Financial Measure
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
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Orbital Reports First Quarter 2007 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the first quarter earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports First Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Quarter
	2007	2006*

Revenues	$228,222	$192,196
Costs of goods sold	188,256	154,268

Gross profit	39,966	37,928
Research and development expenses	2,850	2,171
Selling, general and administrative expenses	19,595	19,800

Income from operations	17,521	15,957
Interest expense	(1,148)	(3,059)
Interest income and other	3,038	2,357

Income before income taxes	19,411	15,255
Income taxes	(7,959)	(6,407)

Net income	$11,452	$8,848

Basic net income per share	$0.19	$0.16

Diluted net income per share	$0.19	$0.14

Shares used in computing basic net income per share	59,092	55,083
Shares used in computing diluted net income per share	60,945	62,322

*The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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Orbital Reports First Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006*
Assets
Cash	$207,113	$199,751
Receivables, net	177,149	165,235
Inventory	26,363	30,053
Deferred income taxes, net	42,926	42,880
Other current assets	10,263	11,794

Total current assets	463,814	449,713
Property, plant and equipment, net	92,917	93,663
Goodwill	55,551	55,551
Deferred income taxes, net	128,801	135,701
Other non-current assets	9,366	9,348

Total Assets	$750,449	$743,976

Liabilities and Stockholders’ Equity
Short-term borrowings	$515	$551
Accounts payable and accrued expenses	137,836	122,421
Deferred revenues	54,939	81,704

Total current liabilities	193,290	204,676
Long-term debt	143,750	143,750
Total stockholders’ equity	413,409	395,550

Total Liabilities and Stockholders’ Equity	$750,449	$743,976

*The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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Orbital Reports First Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	First Quarter
	2007	2006*

Net income	$11,452	$8,848
Depreciation and amortization	4,108	3,597
Deferred taxes	6,854	4,543
Amortization of debt costs	158	153
Changes in assets and liabilities	(16,875)	10,398
Other	1,865	732

Net cash provided by operating activities	7,562	28,271

Capital expenditures	(3,707)	(5,651)
Change in cash restricted for letters of credit, net	(1,000)	—

Net cash used in investing activities	(4,707)	(5,651)

Repayment of debt and other	(36)	(18)
Repurchase of common stock	—	(7,954)
Net proceeds from issuance of common stock	3,748	5,523
Tax benefit of share-based compensation	795	1,539

Net cash provided by (used in) financing activities	4,507	(910)

Net increase in cash	7,362	21,710
Cash, beginning of period	199,751	158,849

Cash, end of period	$207,113	$180,559

*The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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